Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We agree to the inclusion in this Offering Statement on Form 1-A/A of our report dated October 2, 2018, relating to the consolidated financial statements of Coherix, Inc. and Subsidiaries as of and for the year ended December 31, 2017. We also agree to the reference to us under the heading “Independent Auditors” in the Offering Statement.

/s/ UHY LLP

Farmington Hills, Michigan

December 19, 2018